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EXHIBIT 23
CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements on Forms S-8 and S-3 (No. 33-51744, 33-65239, 333-12189, 333-62187, 333-84219, 333-38884, 333-68760, 333-68762, 333-89317, 333-86809 and 333-89319) of MSC.Software Corporation of our report dated February 22, 2002, except as to the last paragraph of Note 21, which is as of March 15, 2002, with respect to the consolidated balance sheet of MSC.Software Corporation as of December 31, 2001, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 2001 Annual Report on Form 10-K of MSC.Software Corporation.

/s/ KPMG LLP

Costa Mesa, California
March 29, 2002

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EXHIBIT 23 CONSENT OF KPMG LLP, INDEPENDENT AUDITORS